                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:       3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     Daigle     Ralph         J.              (Month/Day/Year)             PetroQuest Energy, Inc. - PQUE       (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)            9/1/98                   5. Relationship of Reporting        -----------------------
 625 E. Kaliste Saloom Rd., Suite 400      ----------------------------      Person(s) to Issuer             7. Individual or Joint/
----------------------------------------   3. IRS or Social Security       (Check all applicable)               Group Filing (Check
             (Street)                         Number of Reporting          X   Director    X  10% Owner         Applicable Line)
                                              Person (Voluntary)         -----           -----                   X  Form filed by
  Lafayette       Louisiana     70508                                      X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by

                                                                        Senior Vice President-Exploration       --- More than One
                                                                        ---------------------------------           Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                     2,200,500                       D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)



FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
----------------------------------------------------------------------------------                  (D) or
Daigle, Ralph J.                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Nonstatutory Stock Options
pursuant to 1998 Incentive Plan   (1)      9/1/08      Common Stock      60,000       $ .8479        D
------------------------------------------------------------------------------------------------------------------------------------
Contingent Interest Right in
Common Srock                      (2)      9/1/01      Common Stock     500,100           N/A        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Options will vest in 1/3 installments on each of 12/31/98, 12/31/99 and 12/31/00.
(2) Pursuant to a Certificate of Contingent Interest, if on or before 9/1/01 the PetroQuest Energy, Inc. Common Stock has a Fair
    Market Value at or above U.S. $5.00 per share (as adjusted for stock splits, combinations and other similar corporate events)
    for a period of 20 consecutive trading days, the holder of the Contingent Interest Right shall be considered the record holder of the designated number of shares of Common Stock.

                                                                                  /s/ Ralph J. Daigle              September 9, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal    -------------------------------   -----------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         **Signature of Reporting Person          Date
                                                                                    Ralph J. Daigle
Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1473 (7-96)